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Exhibit 3.3

CERTIFICATE OF MERGER

OF

ADESA CORPORATION

WITH AND INTO

ADESA, INC.

Pursuant to Section 252 of the Delaware
General Corporation Law

        ADESA, Inc., a Delaware corporation, does hereby certify:

        FIRST: The names and states of incorporation of the constituent corporations to this merger are as follows:

ADESA, Inc.	a Delaware corporation
ADESA Corporation	an Indiana corporation

        SECOND: ADESA Corporation, an Indiana corporation ("ADESA"), and ADESA, Inc., a Delaware corporation ("New ADESA"), have entered into an Agreement and Plan of Merger, dated as of May    , 2004 (the "Merger Agreement"), providing for the merger of ADESA with and into New ADESA pursuant to Section 252 of the Delaware General Corporation Law (the "DGCL") and Section 23-1-40-7 of the Indiana Business Corporation Law ("IBCL"). The Merger Agreement has been approved, adopted, certified, executed and acknowledged in accordance with Section 252(c) of the DGCL, in the case of New ADESA, and Section 23-1-40-3 of the IBCL, in the case of ADESA.

        THIRD: The name of the corporation surviving the merger is ADESA, Inc., a Delaware corporation (the "Surviving Corporation"), and the Restated Certificate of Incorporation of ADESA, Inc., a Delaware corporation, shall be the Restated Certificate of Incorporation of the Surviving Corporation.

        FOURTH: The executed Merger Agreement is on file at an office of the Surviving Corporation, at 13085 Hamilton Crossing Blvd., Carmel, Indiana 46032. A copy will be provided, upon request and without cost, to any stockholder of either constituent corporation.

        SIXTH: The authorized capital stock of ADESA consists of 40,000,000 shares of Common Stock each having no par value.

        IN WITNESS WHEREOF, ADESA, Inc., a Delaware corporation, has caused this Certificate of Merger to be executed in its corporate name this 24th day of May, 2004.

ADESA, INC.

By:
/s/ CAMERON C. HITCHCOCK
	Name:	Cameron C. Hitchcock
	Title:	Executive Vice President & Chief Financial Officer

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CERTIFICATE OF MERGER OF ADESA CORPORATION WITH AND INTO ADESA, INC.